EXHIBIT 99.2


CONTACT:                     or  ITI'S INVESTOR RELATIONS COUNSEL:
Insituform Technologies, Inc.    The Equity Group Inc.
Anthony W. Hooper                Linda Latman
President & CEO                  (212) 836-9609
(901) 759-7403


                      FOR IMMEDIATE RELEASE


Memphis, TN - June 16, 1997 - Insituform Technologies, Inc. ("ITI") [Nasdaq National Market:INSUA] announced today the resignation of Douglas K. Chick, a member of its Board of Directors, who expressed his desire to reduce travel and work commitments. Mr. Chick stated that, "I support the strategy the Company is pursuing, and I leave with confidence in the Company's future."

Mr. Chick financed the initial development and commercialization of the Insituform(R) process in the early 1970's, and has been a significant promoter of the technology and improvements to the process since the inception.

Tony Hooper, President and CEO, says, "Doug's selfless service and unshakable will to succeed since the early days has enabled the Company to become a leader in pipeline rehabilitation, and we extend to Doug our best wishes."

Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. The Company owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co. Ltd. The Company also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, the Company is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.